CHINA AUTOMOTIVE SYSTEMS AND BEIJING AUTO FORM JOINT VENTURE
TO SUPPLY NEW STEERING SYSTEMS

- New Capacity Totaling 500,000 Steering Units to be Built -

WUHAN, Hubei, China, January 27, 2010 -- China Automotive Systems, Inc. (NASDAQ: CAAS) (“CAAS” or “the Company”), a leading power steering components and systems supplier in China, announced today its subsidiary Great Genesis Holdings Limited has signed a definitive agreement to form a joint venture (“JV”) with the Beijing Hainachuan Auto Parts Co. Ltd. subsidiary of Beijing Automobile Industrial Holdings (“Beijing Auto” ). The new joint venture, Beijing Hailong Automotive System Co., Ltd, will design, develop and manufacture both hydraulic and electric power steering systems and parts at competitive prices to meet the growing power steering needs of Beijing Auto.

The new JV will be a 50%/50% ownership between CAAS and Beijing Auto, respectively. Four members of the JV’s 7-person Board of Directors will be appointed by CAAS with the remaining 3 members appointed by Beijing Auto.

A new production facility is expected to be completed and operational within 18 months with a designed capacity for 300,000 units of hydraulic and 200,000 units of electric power steering systems plus parts. This structure will be located approximately 70 kilometers from the Beijing airport and 110 kilometers from the port at Tianjin to provide cost-effective shipping. The total investment is expected to approximate $20 million, with $10 million expended in the first 12 months, to be equally shared by both JV partners.

The CAAS Research Institute will work closely with the Beijing Auto Research Institute to develop the new steering models to meet the specific needs for the vehicles produced by  Beijing Auto.

Mr. Hanlin Chen, Chairman of China Automotive Systems, commented, “We are very excited that Beijing Auto has selected CAAS as its trusted strategic partner for these key safety-related steering units to support their expansion plans. This JV is another milestone after our JV with Chery Auto in 2007, and Beijing Auto adds to our list of leading Chinese brands who rely on us for advanced, highly reliable steering units. Our new JV is further acknowledgement of our design and manufacturing expertise.”

Beijing Automotive Industry Holding Co., Ltd. is a state-owned enterprise and has been a   pioneer in China's automotive industry for a half century. It is one of China’s major auto production bases and among the 8 largest automobile groups in China. It is comprised of tens of production factories and research institutes to produce 700,000 vehicles per year plus parts, in major categories such as jeeps, light-duty and commercial trucks, vans and automobiles. Among its operations are Beiqi Foton Motor Co., Ltd., Beijing Hyundai Motor Co., Ltd., Beijing Benz - Daimler Chrysler Automotive Co., Ltd. and Beijing Automobile Works Co., Ltd.

About China Automotive Systems, Inc.
Based in Hubei Province, People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers 4 separate series of power steering with an annual production capacity of over 2.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd., etc. For more information, please visit: http://www.caasauto.com

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition and the impact of acquisitions on its financial performance. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products, pricing and new technology; changes in demand for the Company's products; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, delays and cost overruns related to developing and opening new production facilities; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@us.grayling.com